EXECUTION VERSION

FIRST AMENDMENT TO TERM LOAN AGREEMENT

This FIRST AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) dated as of July 29, 2016 by and among HEALTHCARE REALTY TRUST INCORPORATED, a corporation formed under the laws of the State of Maryland (the “Borrower”), each of the Lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Term Loan Agreement dated as of February 27, 2014 (as amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Section 1. Specific Amendments to Credit Agreement. Upon the effectiveness of this Amendment, the parties hereto agree that the Credit Agreement shall be amended as follows:

(a)The Credit Agreement is amended by adding the following definitions to Section 1.01 thereof in the appropriate alphabetical location:

“Anti-Terrorism Laws” has the meaning given that term in Section 5.22.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“First Amendment Date” means July 29, 2016.

“Material Acquisition” means any acquisition (whether by direct purchase, merger or otherwise and whether in one or more related transactions) by the Borrower or any Subsidiary in which the purchase price of the assets acquired exceeds an amount equal to 10.0% of consolidated total assets as of the last day of the most recently ended fiscal quarter prior to the consummation of such acquisition of the Borrower for which financial statements are publicly available.

“Trading with the Enemy Act” has the meaning given to that term in Section 5.22.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(b)The Credit Agreement is further amended by restating the following definitions contained in Section 1.01 thereof in their entirety as follows:

“Consolidated Unencumbered Realty” means, for the Consolidated Group, the book value of all realty (prior to deduction for accumulated depreciation) minus the book value of real property (prior to deduction for accumulated depreciation) which is subject to mortgage Liens described in clause (c) of Section 6.07 or mortgage Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness permitted hereunder secured by a mortgage Lien initially permitted under clause (c) of Section 6.07. To the extent that the aggregate amount of Consolidated Unencumbered Realty attributable to the following would exceed 15.0% of Consolidated Unencumbered Realty, such excess shall be excluded: (a) construction projects; (b) unimproved real estate; (c) realty owned or leased by a Subsidiary that is not a Wholly Owned Subsidiary (other than realty owned or leased by a Subsidiary that is not a Wholly Owned Subsidiary but for which the Borrower exclusively controls, directly or indirectly, the sale and financing of such realty); and (d) realty not located in the United States of America.

“Defaulting Lender” means, subject to Section 2.14(f), any Lender that (a) has failed to (i) fund all or any portion of its Loan within 2 Business Days of the date such Loan was required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(f)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the maximum rate of reserves described in the preceding clause (ii) shall result in a change in the Eurodollar Rate on the date on which such change in such maximum rate becomes effective. If the Eurodollar Rate determined as provided above would be less than zero, the Eurodollar Rate shall be deemed to be zero.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency, political subdivision or instrumentality of the government of a Sanctioned Country or (d) any Person Owned or Controlled by any Person, Persons or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority.

(c)The Credit Agreement is further amended by deleting the definition of “Equity Transaction” contained in Section 1.01 thereof in its entirety.

(d)The Credit Agreement is further amended by adding the following subsection (g) to the end of Section 3.01:

(g)    FATCA Determination. For purposes of determining withholding Taxes imposed under FATCA, from and after the First Amendment Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(e)The Credit Agreement is further amended by restating Section 3.06(b) thereof in its entirety as follows:

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if a Lender becomes a Defaulting Lender, the Borrower may replace such Lender in accordance with Section 9.15.

(f)The Credit Agreement is further amended by restating Section 5.22 thereof in its entirety as follows:

5.22    Anti-Corruption Laws and Sanctions; Anti-Terrorism Laws.

None of the Borrower, any Subsidiary, any of their respective directors, or officers, or, to the knowledge of the Borrower, any of the Borrower’s or any Subsidiary’s employees (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq., as amended (the “Trading with the Enemy Act”) or (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, including without limitation, Executive Order No. 13224, effective as of September 24, 2001 relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001) or (C) the Patriot Act (collectively, the “Anti-Terrorism Laws”). The Borrower, its Subsidiaries and their respective officers and employees and its directors and agents, are in compliance with Anti‑Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or any of their respective directors, officers or employees is (i) the subject or target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(g)The Credit Agreement is further amended by restating Section 6.04 thereof in its entirety as follows:

6.04    Conduct of Business and Maintenance of Existence.

Except as contemplated otherwise by the Investment Policy, the Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and each of its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect their respective organizational existences and, with respect to the Borrower, its jurisdiction of organization shall remain in the United States (except with the written consent of the Administrative Agent and each Lender) and, except for any such rights, privileges and franchises the failure to preserve which would not in the aggregate have a Material Adverse Effect; provided that nothing in this Section 6.04 shall prohibit (a) the merger of a Subsidiary of the Borrower into the Borrower or the merger or consolidation of any Subsidiary of the Borrower with or into another Person if the corporation surviving such consolidation or merger is a Wholly Owned Consolidated Subsidiary of the Borrower and if, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and a responsible officer of the Borrower shall deliver to the Administrative Agent an officer’s certificate representing that after giving effect to the transaction (i) the Borrower is in compliance with the terms of the Credit Agreement on a pro forma basis and (ii) no Default or Event of Default shall then exist, or (b) the termination of the corporate existence of any Subsidiary of the Borrower or the discontinuation of any line of business of the Borrower or any of its Subsidiaries if the Borrower in good faith determines that such termination is in the best interest of the Borrower or such Subsidiary, as the case may be, and is not materially disadvantageous to the Lenders.

(h)The Credit Agreement is further amended by restating Section 6.12 thereof in its entirety as follows:

6.12    Use of Proceeds.

The Loans hereunder will be used (a) to refinance existing indebtedness for borrowed money, (b) to finance the acquisition and development of healthcare real estate properties by the Borrower and its Subsidiaries, and (c) to finance the general corporate purposes of the Borrower and its Subsidiaries. No proceeds of any Loan will be used (x) to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock” in violation of Regulations U, T or X, (y) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or any Anti-Terrorism Laws or (z) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.

(i)The Credit Agreement is further amended by restating Section 6.16 thereof in its entirety as follows:

(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to be greater than 60%; provided, however, that if such ratio is greater than 60% but is not greater than 65%, then the Borrower shall be deemed to be in compliance with this subsection (a) so long as (i) the Borrower completed a Material Acquisition during the quarter in which such ratio first exceeded 60%, (ii) such ratio does not exceed 60% at any time after the fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, (iii) the Borrower has not maintained compliance with this subsection (a) in reliance on this proviso more than one time during the term of this Agreement and (iv) such ratio is not greater than 65% at any time.

(b)    Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio at any time to be greater than 30%; provided, however, that if such amount is greater than 30% but is not greater than 40%, then the Borrower shall be deemed to be in compliance with this subsection (b) so long as (i) the Borrower completed a Material Acquisition during the quarter in which such ratio first exceeded 30%, (ii) such ratio does not exceed 30% at any time after the fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, (iii) the Borrower has not maintained compliance with this subsection (b) in reliance on this proviso more than one time during the term of this Agreement and (iv) such ratio is not greater than 40% at any time.

(c)    Consolidated Unencumbered Leverage Ratio. Permit the Consolidated Unencumbered Leverage Ratio at any time to be greater than 60%; provided, however, that if such ratio is greater than 60% but is not greater than 65%, then the Borrower shall be deemed to be in compliance with this subsection (c) so long as (i) the Borrower completed a Material Acquisition during the quarter in which such ratio first exceeded 60%, (ii) such ratio does not exceed 60% at any time after the fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, (iii) the Borrower has not maintained compliance with this subsection (c) in reliance on this proviso more than one time during the term of this Agreement and (iv) such ratio is not greater than 65% at any time.

(d)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than 1.50:1.0.

(e)    Consolidated Unsecured Coverage Ratio. Permit the Consolidated Unsecured Coverage Ratio as of the end of any fiscal quarter to be less than 1.75:1.0.

(f)    [Reserved].

(j)The Credit Agreement is further amended by adding the following new Section 9.23 at the end of Article IX thereof:

9.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

To the extent not prohibited by applicable law, each Lender shall notify the Borrower and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action could be reasonably be expected to be asserted against such Lender).

(k)The Credit Agreement is further amended by deleting Schedules 5.06 and 5.07 attached thereto in their entirety and substituting in lieu thereof 5.06 and 5.07 attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following in form and substance satisfactory to the Administrative Agent:

(a)    a counterpart of this Amendment duly executed by the Borrower, the Administrative Agent and each of the Required Lenders;

(b)    a certificate of the Borrower, signed on behalf of the Borrower by the Borrower’s chief executive officer or chief financial officer, certifying that, (i) since December 31, 2015, there has not been a material adverse change in the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Consolidated Group taken as a whole or in the facts and information regarding such entities as represented to date, nor has there been a downgrade of the Borrower’s credit rating of two or more notches, and (ii) there is no action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports (x)

to materially and adversely affect the Borrower or its subsidiaries, or (y) to affect any transaction contemplated the Credit Agreement or the ability of the Borrower and its subsidiaries or any other obligor under the guarantees to perform their respective obligations under the Credit Agreement.

(c)    the Borrower’s financial statements for the period ending March 31, 2016 included in the Borrower’s Form 10-Q filed with the SEC;

(d)    evidence that all fees and expenses due and payable to the Administrative Agent, any of the Lenders and any of their respective Affiliates have been paid; and

(e)    such other documents, agreements and instruments as the Administrative Agent may reasonably request.

Section 3. Representations. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)    Corporate and Governmental Authorization; No Contravention. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of its obligations hereunder and under the Credit Agreement as amended by this Amendment are within the corporate power of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official or other Person (except for any such action or filing that has been taken and is in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Organization Documents of the Borrower or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower other than Liens created pursuant to the Credit Documents.

(b)    Binding Effect. This Amendment and the Credit Agreement as amended by this Amendment constitute valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their terms.

(c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

Section 4. Reaffirmation of Representations. The Borrower hereby repeats and reaffirms all representations and warranties made by the Borrower to the Administrative Agent and the Lenders in the Credit Agreement as amended by this Amendment and the other Credit Documents on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full.

Section 5. Certain References. Each reference to the Credit Agreement in any of the Credit Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment. This Amendment is a Credit Document.

Section 6. Costs and Expenses. The Borrower shall reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 7. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT TAKING INTO ACCOUNT CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION).

Section 9. Effect; Ratification. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Credit Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only. The Credit Agreement is hereby ratified and confirmed in all respects. Nothing in this Amendment shall limit, impair or constitute a waiver of the rights, powers or remedies available to the Administrative Agent or the Lenders under the Credit Agreement or any other Credit Document.

Section 10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 11. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Term Loan Agreement to be executed as of the date first above written.

HEALTHCARE REALTY TRUST INCORPORATED

By:	/s/ J. Christopher Douglas
Name:	J. Christopher Douglas
Title:	Executive Vice President and Chief Financial Officer

[Signatures Continued on Next Page]

[Signature Page to First Amendment to Term Loan Agreement for Healthcare Realty Trust Incorporated]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By:	/s/ Winita Lau
Name:	Winita Lau
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Eric W. Staton
Name:	Eric W. Staton
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ J. Lee Hord
Name:	J. Lee Hord
Title:	Senior Vice President

FIFTH THIRD BANK, as a Lender
By:	/s/ Vera B. McEvoy
Name:	Vera B. McEvoy
Title:	Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender
By:	/s/ Brad Bowen
Name:	Brad Bowen
Title:	Vice President

BANK OF MONTREAL, as a Lender
By:	/s/ Gwendolyn Gatz
Name:	Gwendolyn Gatz
Title:	Vice President

REGIONS BANK, as a Lender
By:	/s/ Steven W. Mitchell
Name:	Steven W. Mitchell
Title:	Senior Vice President

FIRST TENNESSEE BANK, N.A., as a Lender
By:	/s/ Cathy Wind
Name:	Cathy Wind
Title:	Senior Vice President

PINNACLE BANK, as a Lender
By:	/s/ Todd Carter
Name:	Todd Carter
Title:	Senior Vice President

SCHEDULE 5.06

ENVIRONMENTAL MATTERS

During 2015, the Borrower acquired a medical office building in Tacoma, Washington. During the due diligence period, the Borrower identified a specific area of the property that contains soils with above-tolerance levels of tetrachloroethylene (a dry cleaning solvent commonly known as perc) and obtained a satisfactory purchase price reduction and recorded a $1,200,000 liability upon acquisition. Remediation efforts are underway.

SCHEDULE 5.07
MATERIAL SUBSIDIARIES AND SPECIFIED AFFILIATES(1)

Entity Name	Jurisdiction of Organization	Ownership(2)
HRT Properties of Texas, Ltd.	TX	Healthcare Acquisition of Texas, Inc.
HR Acquisition of San Antonio, Ltd.	AL	Healthcare Acquisition of Texas, Inc.
HRT of Tennessee, LLC	TN	Healthcare Realty Trust Incorporated
HR Acquisition I Corporation	MD	Healthcare Realty Trust Incorporated
HR of Carolinas, LLC	DE	HR Carolinas Holdings, LLC
HR of Indiana, LLC	DE	HRT of Delaware, Inc.
HR of Iowa, LLC	DE	Healthcare Realty Trust Incorporated
HR Assets, LLC	DE	Healthcare Realty Trust Incorporated
Lakewood MOB, LLC	DE	HR of Iowa, LLC
HRT of Illinois, Inc.	DE	Healthcare Realty Trust Incorporated
HR-Pima, LLC	DE	Healthcare Realty Trust Incorporated
HR Acquisition of Pennsylvania, Inc.	PA	HR Acquisition I Corporation
HRT of Roanoke, Inc.	VA	Healthcare Realty Trust Incorporated
HR St. Francis MOB I SPE, LLC	DE	HR Richmond Manager, LLC
HR First Hill Medical Building SPE, LLC	DE	HR First Hill Holdings, LLC
HR St. Mary's MOB South SPE, LLC	DE	HR Richmond Manager, LLC
HR 601 Broadway Unit A, LLC	TN	Healthcare Realty Trust Incorporated
HR St. Mary's MOB NW SPE, LLC	DE	HR Richmond Manager, LLC
HR Three Tree, LLC	DE	HR Assets, LLC (99%) and HR Acquisition I Corporation (1%)
HR Fridley, LLC	MN	Healthcare Realty Trust Incorporated
HR Lowry Medical Center SPE, LLC	DE	Healthcare Realty Trust Incorporated
HRP MAC III, LLC	DE	HR MAC II, LLC
HR Summit Crossing SPE, LLC	DE	Healthcare Realty Trust Incorporated
HR West Des Moines SPE, LLC	DE	Healthcare Realty Trust Incorporated
Clive Wellness Campus Building One, LLC	DE	HR LADCO Holdings, LLC
HR MAC II, LLC	DE	Healthcare Realty Trust Incorporated

(1)    There are no Specified Affiliates.

(2)	The subsidiaries listed under the Ownership column but not under the Material Subsidiary column do not directly own real estate assets meeting the Individual Subsidiary Test.